Exhibit 99.1

Important Notice to Directors and Executive Officers of

Saga Communications, Inc.

Concerning the Blackout Period under the Plan

The Saga Communications, Inc. Employees’ 401(k) Savings and Investment Plan (the "Plan") will be changing recordkeepers effective the week of August 29, 2022. In connection with this change, our current and former employees who participate in the Plan will be temporarily unable to access their Plan account, including being unable to:

●	direct or diversify investments in their Plan accounts (including transfers into or out of the Saga Communications Inc. (“Saga”) Common Stock Fund),
●	change their contribution rate,
●	receive distributions from the Plan,
●	make hardship withdrawals from the Plan, and
●	obtain Plan loans.

This short-term period during which Plan participants will be unable to exercise these rights qualifies as a "blackout period" under the Sarbanes-Oxley Act and related regulations, and therefore we must prohibit our directors and executive officers from trading in Saga common stock (and related equity securities) during this period.

The blackout period for the Plan will begin on Monday, August 29, 2022, at 2:00 p.m. Eastern Standard Time (EST) and is expected to end during the calendar week of September 18, 2022. You will receive a follow up notice informing you when the blackout period has ended. Plan participants can determine whether the blackout period has ended by going online to the new Plan Web site at http://principal.com, by calling Principal Service Center at 1-800-547-7754, or by calling Annette Calcaterra at 313-886-7070.

During the blackout period you may not purchase, sell or otherwise acquire or transfer, directly or indirectly, any shares of Saga common stock. For example, you will be prohibited from:

●	transferring your own Plan account into or out of Saga shares,
●	buying or selling shares of our common stock on the open market

These prohibitions apply to transactions by members of your immediate family who share your household, as well as by certain entities in which you have financial involvement. The trading prohibition does not apply to certain exempt transactions, such as continuing your present salary deferral contributions into the Plan, certain other "automatic" transactions, certain Rule 10b5-1 plan transactions and bona fide gifts.

Any profit you realize from any non-exempt transaction involving Saga common stock during the blackout period is recoverable by Saga. In addition, you are subject to civil and criminal penalties if you violate the blackout period rules. Accordingly, we strongly urge you to refrain from making any trades in our common stock during the blackout period.

If you have any questions concerning this notice or whether certain transactions are subject to this prohibition, you should contact Samuel D. Bush, Chief Financial Officer at (313) 886-7070 or at Saga Communications, Inc, 73 Kercheval Ave., Grosse Pointe Farms, MI 48236.